Exhibit (a)(ii)

                  WRITTEN INSTRUMENT DESIGNATING AND ESTABLISHING
                       A NEW SERIES OF THE ARBITRAGE FUNDS


         The undersigned, being a majority of the Trustees of The Arbitrage Funds (the "Trust"), acting pursuant to Article VI, Section 6.2(b) of the Trust's Declaration of Trust, hereby establish a new series designated as the The Arbitrage Event Driven Fund, with all relative rights and preferences of the existing series of the Trust.

         This instrument may be executed in counterparts.

         IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 20th day of July, 2010.

         /s/  John C. Alvarado                       /s/  Burtt Ehrlich
         -------------------------                   -------------------------
         John C. Alvarado                            Burtt Ehrlich

         /s/   John S. Orrico                        /s/ Joel Ackerman
         -------------------------                   -------------------------
         John S. Orrico                              Joel Ackerman

         /s/ Jay Goldberg
         -------------------------
         Jay Goldberg

                             PRESIDENT'S CERTIFICATE


         The undersigned, being the duly elected, qualified and active President of The Arbitrage Funds (the "Trust"), hereby certifies that the foregoing instrument designating and establishing The Arbitrage Event Driven Fund as a new series of the Trust, and has been duly adopted by a majority of the Trustees, and has the status of an amendment to the Declaration of Trust pursuant to
Article IX, Section 9.3(a) of the Declaration of Trust.



Dated:  7-20-2010                                    /s/ John S. Orrico
                                                     -------------------
                                                     John S. Orrico
                                                     President